Exhibit 99.1

Transbotics Sign Letter of Intent for Sale of Company and Intends to Go Private

CHARLOTTE, N.C.--(BUSINESS WIRE)--Transbotics Corporation (the “Company”), (OTCBB: TNSB) (www.transbotics.com), announced it signed a letter of intent to sell substantially all of its assets to Nova-Tech Engineering, LLC (“Nova-Tech”). The cash price was not disclosed. In addition, Nova-Tech will assume substantially all of the Company’s liabilities at closing. The Letter of Intent provides for an immediate working capital loan to the Company of $500,000; should the transaction not be consummated, the loan is required to be paid back within ten days. The completion of the transaction will be dependent upon, among other things, satisfactory due diligence, negotiation and execution of a definitive agreement and the approval of the Company’s shareholders.

In addition, in order to reduce Company expenses associated with its SEC reporting requirements, the Company’s board of directors has approved the filing of a Form 15 within five business days of this release. Such filing will immediately suspend the Company’s reporting obligations while its proxy obligations as well as certain other SEC rules will remain in effect for 90 days. The Company intends to issue to its shareholders a proxy statement regarding the Nova Tech transaction and the deal terms during such 90 day period.

“The sale of the Company’s assets to a much larger engineering firm like Nova Tech will not only bring financial stability to the Company’s AGV and automation business, but will allow the business to go after much larger automation projects due to Nova Tech’s size and extensive project management experience. We are pleased that the Nova Tech management intends to leverage unique Nova-Tech know-how from the aerospace industry to further enhance our existing AGV and automation expertise,” says Claude Imbleau, Transbotics CFO.

For over 20 years Transbotics Corporation has specialized in the design, development, support and installation of automation solutions with an emphasis on Automatic Guided Vehicles (AGVs). The Company is a North American automation solutions integrator that manufactures, installs and supports various automation technologies including: AGVs, robots, conveyors, batteries, chargers, motors and other related products.

Transbotics provides unique automation solutions to a variety of industries, including automotive (tier one supplier), aerospace and defense, food and beverage, paper and allied products, newsprint and publishing, entertainment, microelectronics, plastics and primary metals. Transbotics’ current customers include Fortune 500 companies as well as small manufacturing companies.

This release (including information incorporated by reference herein) may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operation, plans, objectives, future performance and business of the Company. These forward-looking statements involve certain risk, including, without limitation, the uncertainties detailed in Transbotics Corporation Securities and Exchange Commission filings.

CONTACT:
Transbotics Corporation
Claude Imbleau, CFO
704-362-1115